Exhibit 5.1

OneMain Finance Corporation 601 N.W. Second Street P.O. Box 59 Evansville, IN 47701-0059 T 812-424-8031

June 22, 2021

OneMain Holdings, Inc.
OneMain Finance Corporation
601 N.W. Second Street
Evansville, Indiana 47708

RE: Issuance of 3.500% Senior Notes due 2027

Ladies and Gentlemen:

I am Senior Vice President, Secretary and Deputy General Counsel of OneMain Finance Corporation, an Indiana corporation (“OMFC”), and I am delivering this opinion in connection with the public offering of $750,000,000 aggregate principal amount of OMFC’s 3.500% Senior Notes due 2027 (the “Notes”) to be issued under the Indenture, dated as of December 3, 2014 (the “Base Indenture”), among OMFC (formerly known as Springleaf Finance Corporation), OneMain Holdings, Inc. (formerly known as Springleaf Holdings, Inc.), a Delaware corporation, as guarantor (“OMH”), and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the Twelfth Supplemental Indenture, dated as of June 22, 2021 (together with the Base Indenture, the “Indenture”), among OMFC, OMH and the Trustee. On June 15, 2021, OMFC and OMH entered into an Underwriting Agreement (the “Underwriting Agreement”) with BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by OMFC to the Underwriters of the Notes and the guarantee of the Notes provided by OMH (the “OMH Guarantee” and, together with the Notes, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, I have examined and relied upon the following:

(a)          the registration statement on Form S-3 (File No. 333-249937) of OMH and OMFC relating to the Securities and other securities of OMH filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2020 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (the “Registration Statement”);

(b)          an executed copy of the Indenture, including Article XVII of the Base Indenture containing the guaranty obligation of OMH;

OneMain Holdings, Inc.
OneMain Finance Corporation
June 22, 2021

(c)          an executed copy of the Underwriting Agreement;

(d)          executed copies of the global certificates evidencing the Notes (the “Note Certificates”) delivered by OMFC to the Trustee for authentication and delivery;

(e)          a copy of the Articles of Incorporation of OMFC, certified by the Secretary of State of the State of Indiana;

(f)          a copy of the Amended and Restated By-Laws of OMFC in effect as of the date hereof; and

(g)          a copy of certain resolutions of the Board of Directors of OMFC, adopted on November 19, 2014, a copy of the unanimous written consent of the Board of Directors of OMFC, dated October 14, 2020 and a copy of the unanimous written consent of the Board of Directors of OMFC, dated June 9, 2021.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of OMFC and OMH and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of OMFC, OMH and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions stated below.

In my examination, I have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of OMFC, OMH and others and of public officials.

I am a member of the Bar of the State of Indiana and the opinions expressed below are limited to the laws of the State of Indiana. The Indenture provides that it is governed by the laws of the State of New York. To the extent that the opinions expressed herein relate to matters governed by the laws of the State of New York or the General Corporation Law of the State of Delaware (the “DGCL”), I have relied, with their permission, as to all matters of New York law and the DGCL, on the opinion of Sidley Austin LLP dated the date hereof, which is filed herewith as Exhibit 5.2 to OMFC’s and OMH’s Current Reports on Form 8-K dated the date hereof, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.          The Note Certificates constitute valid and binding obligations of OMFC enforceable against OMFC in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and will be entitled to the benefits of the Indenture.

OneMain Holdings, Inc.
OneMain Finance Corporation
June 22, 2021

2.          The OMH Guarantee constitutes a valid and binding obligation of OMH, enforceable against OMH in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to OMFC’s and OMH’s Current Reports on Form 8-K dated the date hereof. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

OneMain Holdings, Inc.
OneMain Finance Corporation
June 22, 2021

Very truly yours,

By:	/s/ Jack R. Erkilla
Name:	Jack R. Erkilla
Title:	Senior Vice President, Deputy General Counsel and Secretary